Vidamed, Inc.
                              46107 Landing Parkway
                            Fremont, California 94538


                                February 20, 1998

Mr. David Illingworth
c/o Contemporary Resort Hotel, Room 8125
Walt Disney World
via facsimile:  (407) 824-3539

                                           Re: Terms of Employment Offer

Dear Mr. Illingworth:

         This letter will confirm the terms of your offer of employment with Vidamed, Inc. Such terms are as follows:

         1. Position and Responsibilities. You will serve in the position of Chairman, President and Chief Executive Officer, reporting to the Board of Directors of the Company. You will assume and discharge such responsibilities as are commensurate with such position. During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of Vidamed in effect from time to time during your employment.

         2.       Compensation.

                  (a) In consideration of your services, effective as of your employment start date of April 6, 1998, you will be paid a base salary of $270,000 per annum, payable twice monthly in accordance with Vidamed's standard payroll practices. Your base salary is normally reviewed annually by the compensation committee of the Board of Directors of Vidamed.

                  (b) In addition to your base salary, you will receive a one-time signing bonus of $30,000 upon commencement of your employment with Vidamed.

                  (c) In addition to your base salary, you will be entitled to participate in such incentive compensation or bonus plan which may be adopted for senior management of Vidamed. You understand that the adoption of any such plan, the eligibility and measurement criteria and all other terms shall be at the sole discretion of the compensation committee and board of directors of Vidamed.

                  (d) In connection with your employment by Vidamed, Vidamed will retire the existing loan with Nellcor Puritan Bennett on March 16, 1998. You will execute a promissory note in favor of Vidamed in the amount of $250,000 at the time of retirement of such loan. Your loan from Vidamed will be forgiven on the following schedule (which shall be set forth in the note): 50% of the



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loan balance will be forgiven on the date of  commencement  of your  employment,
25%of the loan balance will be forgiven on the first anniversary of the date of commencement of your employment (provided that you have not voluntarily terminated your employment with Vidamed on or prior to such date) and 25% of the loan balance will be forgiven on the second anniversary of the date of commencement of your employment (provided that you have not voluntarily terminated your employment with Vidamed on or prior to such date). This loan will be pursuant to a promissory note incorporating the foregoing terms, which will be sent to you separately.

         3. Other Benefits. You will be entitled to receive the standard employee benefits made available by Vidamed to its employees to the full extent of your eligibility therefor. You shall be entitled to _______ weeks of paid vacation per year (which shall be consistent with Vidamed's vacation policy and which shall not accrue in excess of _______ weeks per year). During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of Vidamed that is available to executive officers generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.

                  Vidamed shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the company, upon prior authorization and approval in accordance with Vidamed's expense reimbursement policy as from time to time in effect.

         4. Stock Option. Pursuant to Board approval, and under the terms and conditions of the Vidamed Stock Option Plan and Stock Option Agreement, including the stock vesting provisions contained therein, you will be granted an option to purchase 750,000 shares of common stock of Vidamed. Your stock option will be granted in two separate tranches as follows: (i) tranche 1 for 500,000 shares will be granted to you upon commencement of your employment and (ii) tranche 2 will be granted to you on the date of Vidamed's 1998 annual meeting stockholders, subject to stockholder approval at such meeting of an increase in the shares reserved for issuance under Vidamed's Stock Option Plan. The exercise price for each tranche will equal the fair market value of Vidamed Common Stock on the respective grant dates. Both tranches will vest over a four year period beginning on the date of commencement of your employment, with one-quarter of the shares vesting on the first anniversary of the commencement of your employment and the remaining shares vesting on a cumulative monthly basis. In the event of a merger or acquisition involving Vidamed, or the sale of substantially all of Vidamed's assets, which results in a change of control of Vidamed (a "Change of Control Transaction"), 50% of your unvested stock options shall become vested upon the occurence of the Change of Control. In the event that within 12 months following the Change of Control Transaction, your employment duties are substantially changed by the acquiring party or you are required to relocate to a new place of employment outside the San Francisco Bay Area, all remaining unvested stock options shall vest. The Vidamed Stock Option Plan, including the Stock Option Agreement, will be sent to you separately.

         5. Confidential Information. You agree that your employment is contingent upon your execution of, and delivery to, Vidamed of an Employment, Confidential Information and Invention Assignment Agreement in the standard form utilized by Vidamed.

         6.  Conflicting  Employment.  You agree  that,  during the term of your
employment  with  Vidamed,   you  will  not  engage  in  any  other  employment,
occupation,  consulting  or other  business

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activity  directly  related to the business in which  Vidamed is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Vidamed.

         7.       General Provisions.

                  (a) This offer letter will be governed by the laws of the State of California, applicable to agreements made and to be performed entirely within such state.

                  (b) This offer letters sets forth the entire agreement and understanding between Vidamed and you relating your employment and supersedes all prior verbal discussion between us. Any subsequent change or changes in your duties, salary or other compensation will not affect the validity or scope of this agreement.

                  (c) This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of Vidamed and its respective successors and assigns.

         Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy of this offer letter as soon as possible. If you have any questions about this offer letter, please call me directly. I can be reached today at (530) 426-0316.


                                           VIDAMED, INC.


                                           By __________________________________
                                           David Douglass, Chairman of the Board


ACCEPTANCE:

         I accept the terms of my employment with Vidamed, Inc. as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause and with or without notice.


                                                               February __, 1998
-----------------------------------------                      -----------------
David Illingworth                                                    Date

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